Exhibit 99.(d)(3)(b)

SCHEDULE A

(as of April 30, 2024)

Fund	Sub-Advisory Fee (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Senior Loan ETF

The Sub-Advisory fee, to be computed daily and paid monthly, shall be equal to (i) 40% of the monthly compensation that the Adviser receives from the Trust with respect to the Fund pursuant to its advisory agreement with the Trust, multiplied by (ii) the fraction equal to the net assets of such Fund as to which the such Sub-Adviser shall have provided discretionary investment management services pursuant to paragraph 2(a) of the Agreement for that month divided by the net assets of such Fund for that month. This fee shall be payable on or before the last business day of the next succeeding calendar month. In no event shall the aggregate monthly fees paid to the Sub-Advisers under this Agreement exceed 40% of the monthly compensation that the Adviser receives from the Trust pursuant to its advisory agreement with the Trust.

		January 18, 2011	03/02/2011	03/03/2011	04/30/2025
Invesco Short Term Treasury ETF	The Sub-Advisory fee, to be computed daily and paid monthly, shall be equal to (i) 40% of the monthly compensation that the Adviser receives from the Trust with respect to the Fund pursuant to its advisory agreement with the Trust, multiplied by (ii) the fraction equal to the net assets of such Fund as to which the such Sub-Adviser shall have provided discretionary investment management services pursuant to paragraph 2(a) of the Agreement for that month divided by the net assets of such Fund for that month. This fee shall be payable on or before the last business day of the next succeeding calendar month. In no event shall the aggregate monthly fees paid to the Sub-Advisers under this Agreement exceed 40% of the monthly compensation that the Adviser receives from the Trust pursuant to its advisory agreement with the Trust.	September 29, 2016	01/07/2017	01/12/2017	04/30/2025

INVESCO CAPITAL MANAGEMENT LLC

Adviser

By:	/s/ Brian Hartigan
Name:	Brian Hartigan
Title:	Managing Director

INVESCO ADVISERS, INC.

Sub-Adviser

By:	/s/ Melanie Ringold
Name:	Melanie Ringold
Title:	Senior Vice President & Secretary

INVESCO ASSET MANAGEMENT DEUTSCHLAND, GMBH

Sub-Adviser

By:	/s/Paul Dumitrescu /s/ Leif Baumann
Name:	Paul Dumitrescu Leif Baumann
Title:

INVESCO ASSET MANAGEMENT LIMITED

Sub-Adviser

By:	/s/ Oliver Bilal
Name:	Oliver Bilal
Title:	Head of EMEA Distribution

INVESCO ASSET MANAGEMENT (JAPAN) LIMITED

Sub- Adviser

By:	/s/ Takashi Matsuo
Name:	Takashi Matsuo
Title:	CAO & Head of Human Resources

INVESCO HONG KONG LIMITED

Sub- Adviser

By:	/s/ Fanny Lee
Name:	Fanny Lee Richard Chow
Title:	Head of Finance, GC/ Reg Head of Investments, AP

INVESCO SENIOR SECURED MANAGEMENT, INC.

Sub-Adviser

By:	/s/ Antonio Reina
Name:	Antonio Reina
Title:	Secretary

INVESCO CANADA LTD. (formerly Invesco Trimark Ltd.)

Sub-Adviser

By:	/s/ Shalomi Abraham
Name:	Shalomi Abraham
Title:	Senior Vice President

SCHEDULE B

Addresses of Sub-Advisers

Invesco Advisers, Inc.

11 Greenway Plaza

Suite 1000

Houston, Texas 77046

Invesco Asset Management Deutschland, GmbH

An der Welle 5

1st Floor

Frankfurt, Germany 60322

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14th Floor

6-10-1 Roppongi, Minato-ku

Tokyo 106-6114

Invesco Hong Kong Limited

45/F Jardine House

1 Connaught Place, Central

Hong Kong

Invesco Senior Secured Management, Inc.

225 Liberty Street New York, NY 10281

Invesco Canada Ltd.

120 Bloor Street East

Suite 700

Toronto, Ontario

Canada M4W 1B7